Exhibit 99.1


NEWS RELEASE




FOR IMMEDIATE RELEASE
Contact: Larry E. Bell

FRONTIER AND EQUILON CLOSE ON THE EL DORADO ACQUISITION

HOUSTON, TEXAS, November 17, 1999 -- Frontier Oil Corporation ("FTO") announced today that Frontier, a Frontier subsidiary and Equilon Enterprises LLC ("Equilon") have closed the previously announced acquisition of Equilon's 110,000 barrel per day refinery in El Dorado, Kansas. Also as previously announced, the purchase price was $170 million plus a contingency payment of up to $40 million to be paid to Equilon over the next eight years if cash flow generated by the El Dorado Refinery exceeds certain thresholds. Frontier also purchased the crude oil, intermediate product and finished product inventories at the plant at closing. The purchase was paid from proceeds of $190 million 11-3/4% Senior Notes due 2009 issued by the Company on November 5, 1999 and a new working capital facility.

Commercial agreements signed previously include a long-term product off take agreement with Equiva Trading Company, an affiliate of Equilon, whereby Frontier will sell gasoline, diesel and jet fuel to Equiva at market prices. The companies also signed a crude oil supply agreement.

Frontier Chairman and Chief Executive Officer, Jim Gibbs said "We are extremely pleased with this acquisition. It adds another high quality asset to our Company, more than triples our refining capacity, expands our markets and creates many opportunities for us now and in the future."

Frontier currently operates a 41,000 barrel per day crude oil refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky mountains, primarily centered around Denver, Colorado, the State of Wyoming, and in the other neighboring states. The El Dorado Refinery also serves the Denver market as well as Kansas City and other important markets in the Plains States. Frontier's common shares are listed on the New York Stock Exchange.

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